Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Announces First Commercial Shipment of the

Maestro® Rechargeable System to Australia

Company Signs Middle East Distribution Agreement with Bader Sultan & Brothers Co. W.L.L.

Company to Host Conference Call Today, April 3, 2012, at 11:00 AM EST

ST. PAUL, Minnesota, April 3, 2012 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that it has made the first commercial shipment of the Maestro® Rechargeable (RC) System to its distribution partner in Australia, Device Technologies Pty Ltd. The Maestro RC System delivers VBLOC® vagal blocking therapy, a first-in-class weight loss treatment designed to control both hunger and fullness by blocking the primary nerve which regulates the digestive system. The Maestro RC System has received CE Mark for the treatment of obesity and has been listed on the Australian Register of Therapeutic Goods (ARTG) for commercial sale in Australia.

“This first commercial shipment of our Maestro RC System marks a major milestone for EnteroMedics, supporting our evolution to a commercial enterprise and bringing us closer to our goal of delivering safer, effective and sustainable weight-loss treatments to patients worldwide,” said Mark B. Knudson, Ph.D., EnteroMedics’ President and Chief Executive Officer. “Australians will be among the first people in the world with the option to choose VBLOC therapy to treat their obesity. VBLOC allows patients to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities, such as diabetes, without sacrificing wellbeing or comfort.”

Dr. Roy Brancatisano, MB, BS, FRACS, Surgeon at the Institute of Weight Control in Sydney, Australia stated, “The Maestro RC System demonstrates a prolonged effect on weight loss and obesity related co-morbidities without compromises in safety, lifestyle or anatomy. There is a significant need for safer, less-invasive obesity treatments, and I am proud to be able to offer this first-in-class therapy as a less-punitive, longer-term treatment strategy to the millions of Australians affected by obesity.”

The Company also announced today that it has signed an exclusive, multi-year agreement with Bader Sultan & Brothers Co. (BSBC) for commercialization and distribution of the Maestro Rechargeable System in the Gulf Coast Countries, including Saudi Arabia, Kuwait, Bahrain, Qatar and the United Arab Emirates. BSBC is a leading distributor of medical and diagnostic equipment and supplies to the healthcare market in the State of Kuwait, as well as other territories in the Middle East.

Dr. Knudson added: “The Middle East is an important new market for EnteroMedics, and BSBC is an ideal partner to help build a presence within the region’s bariatric community. We look forward to working with BSBC to advance our commercial plans for bringing VBLOC therapy to patients in this potentially important new market.”

Conference Call Details

EnteroMedics management will host a conference call today, April 3, 2012, at 11:00 AM Eastern Standard Time. The conference call may be accessed by dialing (877) 280-7473 for domestic callers and (707) 287-9370 for international callers and providing passcode 66550044. A replay of the call will be available from April 3, 2012 at 1:00 PM Eastern Time through July 3, 2012 at 11:59 PM Eastern Time by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers and providing passcode 66550044.

About the Maestro® Rechargeable (RC) System

The Maestro RC System delivers VBLOC® vagal blocking therapy via two small electrodes that are laparoscopically implanted and placed in contact with the trunks of the vagus nerve just above the junction between the esophagus and the stomach. The Maestro RC System is powered by an internal, rechargeable battery. The battery is recharged via an external mobile charger and transmit coil that the patient uses for a short time each week. The Maestro RC System has received CE Mark and has been listed on the Australian Register of Therapeutic Goods.

About VBLOC Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About Obesity in Australia

According to the Australian Bureau of Statistics, in 2008 sixty-two percent of all adults in Australia were either overweight (BMI > 25) or obese (BMI > 30). It is estimated that by 2025, 7.2 million Australians could be obese. The Australian Federal Minister has declared obesity a national priority, with obesity related costs exceeding $21 billion annually. Approximately 13,900 bariatric surgeries were performed in Australia in 2008.

About Device Technologies Australia Pty Limited

Device Technologies Australia Pty Limited, founded in 1992, is the largest private importer of quality, high technology medical devices into the Australian and New Zealand healthcare markets. The Company is privately owned and managed and employs over 400 healthcare specialist staff that support Clinical Education, Technical Service, Sales Management and Regulatory Affairs management. Its founders, Mr. Peter Ord, Chief Executive Officer and Mr. Kevin Ryan, Managing Director have focused on providing patient access to the best medical devices and systems available worldwide.

About Obesity in the Middle East

Obesity and metabolic disease is a significant issue in the Middle East, where an estimated 13 percent of men and 24.5 percent of women are obese, according to the World Health Organization. Saudi Arabia, Kuwait, Qatar and the United Arab Emirates each rank in the top 20 for global prevalence of adult obesity (BMI ≥ 30 kg/m²), with obese population ranging from 25-40% of the total population.

About Bader Sultan & Brothers Co. W.L.L.

Bader Sultan & Brothers Co. W.L.L. is a leading distributor of medical and diagnostic equipments and supplies to the healthcare market in the State of Kuwait. Bader Sultan & Brothers Co. strives to be a trendsetter in both technology and design and continues to offer innovative solutions in the medical, scientific and environmental fields. BSBC’s main product lines include hospital, medical and analysis equipment, medical electronics, medical diagnostic and scientific instruments.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator, EnteroMedics’ Maestro® System, which is powered by an integrated rechargeable battery. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 15, 2012. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution—Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.